Exhibit 99.1

900 North Michigan Ave. Suite 1600 Chicago, Illinois 60611 (312) 274-2000

Contact:

MICHAEL K. WOLF

Executive Vice President

Standard Parking Corporation

(312) 274-2070

mwolf@standardparking.com

FOR IMMEDIATE RELEASE

STANDARD PARKING NAMES ANDERSON CHIEF OPERATIONS OFFICER, HAGERMAN EXECUTIVE VICE PRESIDENT

CHICAGO, July 1, 2004 – Standard Parking (Nasdaq:STAN), one of the nation’s largest providers of parking management services, announced today that Herbert W. Anderson, Jr. has been named the company’s Chief Operations Officer.  In his new role, which he will fulfill as an Executive Vice President of the company, Mr. Anderson will assume the responsibility for overseeing the day-to-day management of all of the company’s parking and transportation operations. Mr. Anderson will report directly to the company’s President and Chief Executive Officer, James A. Wilhelm.

Mr. Anderson joined Standard Parking in 1994 as a Corporate Vice President – Urban Properties.  He was promoted to Executive Vice President – Operations in 1998, and was responsible for managing urban and airport operations for one of the company’s three operating divisions.  Commenting on Mr. Anderson’s new position, Mr. Wilhelm stated, “I am pleased to announce Herb Anderson’s promotion.  Herb has demonstrated an excellent ability to deliver the company’s product to our clients in his previous operating division while growing market share.  Herb’s prime responsibility in his new position will be to support the company’s continued growth through the enhancement and delivery of our services nationally in order to ensure that the highest quality parking and transportation service levels are provided to our clients and customers.”

The company also announced the promotion of Thomas L. Hagerman to Executive Vice President – Operations to assume Mr. Anderson’s former role.  Mr. Hagerman, who has 14 years of parking industry experience, joined Standard Parking in 1997 as Corporate Vice President – Urban Properties and was promoted in 1998 to Senior Vice President – Urban Properties.

Standard Parking Corporation has approximately 11,500 employees nationwide and manages parking facilities in over 275 cities spanning 42 states and three Canadian provinces.  Standard Parking operates over 122 parking-related and shuttle bus operations serving 64 airports.